EXHIBIT 3.5

AMENDMENT NO. 2
TO
THIRD AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
ENTERPRISE PRODUCTS PARTNERS L.P.

This Amendment No. 2, dated as of December 17, 2002 (this “Amendment”), to the Third Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P. (the “Partnership Agreement”), is entered into by and among Enterprise Products GP, LLC, a Delaware limited liability company, as the General Partner, and the Limited Partners as provided herein. Each capitalized term used but not otherwise defined herein shall have the meaning assigned to such term in the Partnership Agreement.

W I T N E S S E T H:

WHEREAS, Section 13.1(d) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners in any material respect; and

WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this Amendment in order to reduce the highest level of Incentive Distributions that the General Partner is entitled to receive under the Partnership Agreement from 49.4898% to 24.2347%; and

WHEREAS, on December 17, 2002, the Board of Directors and the Executive Committee of the General Partner approved this Amendment;

NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

1.     Section 6.1(c)(i) is hereby amended to read in its entirety as follows:

(i)     If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

A.     First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

B.     Second, if prior to the conversion of the last Outstanding Class A Special Unit, the Per Unit Capital Amount with respect to a Class A Special Unit is higher or lower than the Per Unit Capital Amount with respect to each Common Unit, 99% to the Unitholders holding Common Units and Class A Special Units in the manner and amount necessary to equalize, to the maximum extent possible, the Per Unit Capital Amount with respect to each Common Unit and each Class A Special Unit, and 1% to the General Partner;

C.     Third, 99% to all Unitholders holding Common Units, in proportion to their relative Percentage Interests, and 1% to the General Partner until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or (b)(i) with respect to such

Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the “Unpaid MQD”), plus (3) any then existing Cumulative Common Unit Arrearage;

D.     Fourth, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the expiration of the Subordination Period, 99% to all Unitholders holding Subordinated Units, in proportion to their relative Percentage Interests, and 1% to the General Partner until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Capital, determined for the taxable year (or portion thereof) to which this allocation of gain relates, plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

E.     Fifth, 99% to all Unitholders, in accordance with their relative Percentage Interests, and 1% to the General Partner until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital, plus (2) the Unpaid MQD, plus (3) any then existing Cumulative Common Unit Arrearage, plus (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Operating Surplus that was distributed pursuant to Sections 6.4(a)(iv) and 6.4(b)(ii) (the sum of (1) plus (2) plus (3) plus (4) is hereinafter defined as the “First Liquidation Target Amount”);

F.     Sixth, 85.8673% to all Unitholders, in accordance with their relative Percentage Interests, and 14.1327% to the General Partner until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, plus (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Operating Surplus that was distributed pursuant to Sections 6.4(a)(v) and 6.4(b)(iii); and

G.     Finally, any remaining amount 75.7653% to all Unitholders, in accordance with their relative Percentage Interests, and 24.2347% to the General Partner.

2.     Section 6.4 is hereby amended to read in its entirety as follows:

(a)     During Subordination Period. Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall, subject to Section 17- 607 of the Delaware Act, be distributed as follows, except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

(i)     First, 99% to the Unitholders holding Common Units, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii)     Second, 99% to the Unitholders holding Common Units, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

(iii)     Third, 99% to the Unitholders holding Subordinated Units, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(iv)     Fourth, 99% to all Unitholders holding Common Units and all Unitholders holding Subordinated Units, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each such Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(v)     Fifth, 85.8673% to all Unitholders holding Common Units and all Unitholders holding Subordinated Units, Pro Rata, and 14.1327% to the General Partner until there has been distributed in respect of each such Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter; and

(vi)     Thereafter, 75.7653% to all Unitholders holding Common Units and all Unitholders holding Subordinated Units, Pro Rata, and 24.2347% to the General Partner;

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution and the Second Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vi).

(b)     After Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5, subject to Section 17-607 of the Delaware Act, shall be distributed as follows, except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

(i)     First, 99% to all Unitholders holding Common Units and all Unitholders holding Subordinated Units, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each such Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii)     Second, 99% to all Unitholders holding Common Units and all Unitholders holding Subordinated Units, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each such Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iii)     Third, 85.8673% to all Unitholders holding Common Units and all Unitholders holding Subordinated Units, Pro Rata, and 14.1327% to the General Partner until there has been distributed in respect of each such Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv)     Thereafter, 75.7653% to all Unitholders holding Common Units and all Unitholders holding Subordinated Units, Pro Rata, and 24.2347% to the General Partner;

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution and the Second Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(iv).

3.     Section 6.6(a) is hereby amended to delete the references to the Third Target Distribution.

4.     Section 6.6(b) is hereby amended to delete the reference to the Third Target Distribution.

5.     Section 6.8 is hereby amended to delete the reference to the Third Target Distribution.

6.     In Attachment I to the Partnership Agreement, the definitions of “Second Liquidation Target Amount” and “Third Target Distribution” are hereby deleted, and the definition of “Incentive Distributions” is hereby amended to delete the references to Section 6.4(a)(vii) and Section 6.4(b)(v).

7.     As amended hereby, the Partnership Agreement is in all respects ratified, confirmed and approved and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

ENTERPRISE PRODUCTS GP, LLC

By:	/s/ Richard H. Bachmann
Richard H. Bachmann
Executive Vice President

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to Powers of Attorney now and hereafter executed in favor of, and granted and delivered to the General Partner.

By:	Enterprise Products GP, LLC
General Partner, as attorney-in-fact for the Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 2.6

By:	/s/ Richard H. Bachmann
Richard H. Bachmann
Executive Vice President

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